Contacts:

Media:	Debra Durbin	203-573-3005
Investors:	Stephen Forsyth	203-573-2213

Chemtura Sells Fluorochemicals Business to DuPont

MIDDLEBURY, Conn. - Feb. 1, 2008 - Chemtura Corporation (NYSE: CEM) announced that it has completed the sale of its Fluorochemicals business and related production facility to E.I. du Pont de Nemours and Company (DuPont) in an all-cash deal for an undisclosed amount.

“The sale is another step in our ongoing portfolio refinement initiative. We are actively divesting non-core businesses and assets to enable us to better focus on our core businesses,” said Chairman and CEO Robert L. Wood. Chemtura completed the divestiture of its organic peroxides business in May, its EPDM business in June and its optical monomers business in October of 2007.

The approximately 25 employees who work for the Fluorochemicals business have become employees of DuPont. The Fluorochemicals business had revenues for 2006 of approximately $56 million. Included in the sale is the Fluorochemicals production unit at Chemtura’s El Dorado, Ark. plant. Chemtura will retain ownership of its other El Dorado facilities. The company will record the sale in its first quarter, 2008 financial statements.

Chemtura Corporation, with 2006 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.